Exhibit 10.49
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of October 2, 2014 by and among BP Wealth Management LLC (the “Company”), Boston Private Bank & Trust Company (the “Bank”) and Peter Raimondi (the “Executive”). This Agreement is entered into in connection with and is effective as of the “Closing Date,” as defined in the Asset Purchase Agreement (“APA”) by and among the Bank, the Company and Banyan Partners, LLC dated as of July, 2014. In the event that the Closing Date does not occur or the APA is otherwise terminated, this Agreement shall be void ab initio and of no further force and effect.
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on the Closing Date on the terms contained herein;
WHEREAS, the effectiveness of this Agreement is contingent on the closing of the transaction contemplated by the APA;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Term. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for a period of five (5) years beginning on the Closing Date (the “Term”), unless terminated sooner pursuant to Section 4. Any continued employment following the Term shall be on an at-will basis, subject to the notice and timing of termination provisions of Sections 4(f) and (g). For the avoidance of doubt, this Agreement shall continue in effect during any period of continued at-will employment and all post-employment obligations pursuant to this Agreement shall apply following any termination of employment upon or after the end of the Term, except as otherwise specifically provided below.
2.Position
(a)Title, Duties and Authority.  The Executive shall serve as the President and Chief Executive Officer of the Company and shall be a member of the Board of Directors of the Company (the “Board”).  In that capacity, he shall be the principal operating, executive and administrative officer of the Company. The Executive shall be responsible for the general and active management of the affairs and business of the Company, shall generally direct, supervise and oversee all officers of the Company and shall have the authority, duties and responsibilities ordinarily held by the president and chief executive officer of a Delaware corporation.  The Executive shall be a member of the Holding Company Leadership Team (or its functional equivalent, if renamed or reconstituted) (the “HCLT”) of Boston Private Financial Holdings, Inc. (“BPFH”) and a member of the Executive Leadership Team (or its functional equivalent, if renamed or reconstituted) (the “ELT”) of the Bank, and shall also have senior level management duties and responsibilities for the Bank or for BPFH, as determined in the reasonable discretion of the Chairman of the Board of the Company (the “Chairman”). For the avoidance of doubt, the Executive’s authority shall include the authority to undertake the following actions without advance approval by the Board:

•
managing the Company’s day-to-day operations, including the authority to enter into all contracts, agreements, instruments and other documents in the name and on behalf of the Company that the Executive deems conducive, incidental, or necessary to the conduct of the Company’s business, subject to the limitations set forth below;

•
hiring and terminating the employment of non-executive level employees, consultants, agents, professional advisors and other persons that the Executive determines are desirable, necessary or appropriate in connection with the management of the Company and the operation of its business, and determining the salaries, fees, wages, expenses, benefits and other remuneration to be paid to those persons for their services;

•
incurring indebtedness for borrowed money and the making of capital expenditures, up to an aggregate amount in a fiscal year equal to two percent (2%) of the Company’s annual revenue for the prior full fiscal year (or the current annualized rate of revenue if there is there is no full prior fiscal year) (the “2% Threshold”);

•	preparing the proposed annual budget for the Company; and

•	determining and executing the Company’s investment strategy.

Also for the avoidance of doubt, the Executive shall have the primary responsibility for the following subject to the authority and approval of the Board:

•
hiring, determining compensation for and terminating the employment of executive-level employees (i.e., employees at or above the level of Senior Vice President, Executive Vice President or the functional equivalent of such positions); provided that the Board shall not require the Executive to hire or terminate the employment of any employee, including without limitation an executive-level employee, without consent of the Executive;

•
evaluating and making recommendations concerning possible corporate acquisitions, including without limitation negotiating transactions, making pricing and financing recommendations and integrating business lines and management of acquired entities;

•	acquiring or disposing of real estate;

•	making other capital expenditures or dispositions and incurring indebtedness for borrowed money above an aggregate amount in a fiscal year that exceeds the 2% Threshold;

•	dissolving or liquidating the Company;

•
selling or otherwise disposing of the Company, whether by merger, acquisition, sale of a majority of the equity interests of the Company or a sale of all or substantially all of the assets of the Company; and

•	presenting the Company’s annual budget for approval.

The Executive shall have the same responsibility and authority with respect to the “WM&T Business” (as defined in the APA), including the non-transferred WM&T Business, as the Executive shall have with respect to the Company, including with respect to the management of all client relationships. The Bank represents that it is the owner of the WM&T Business.

(b)Reporting.  The Executive shall report directly to the Chairman of the Board, who shall be the Chief Executive Officer of BPFH.  The Executive shall also be subject to the authority and direction of the Board.
(c)Time Commitment.  The Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board, and may deliver lectures, fulfill speaking engagements, and manage his own personal investments, so long as such activities do not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.
(d)The Executive’s employment will be based at the Company’s offices, which shall be located in Palm Beach Garden, Florida (the Executive’s “Principal Location”), except for travel to other locations as may reasonably be determined to be necessary by the Company or the Executive to fulfill Executive’s duties and responsibilities hereunder. The Executive shall be entitled to private office space, equipment and home office equipment and to secretarial and other support services, at least equal in material respects to the most favorable of such as provided with respect to other senior executives of the Company and the Bank. Without limiting the generality of the foregoing, the Executive shall at all times have private office space at both the Executive’s Principal Location and the Company’s headquarters in Boston, Massachusetts. Notwithstanding the foregoing, the Executive’s Principal Location may be relocated to any other location that is not more than twenty (20) miles from the Executive’s Principal Location on the Closing Date.
3.Compensation and Related Matters.
(a)Base Salary. The Executive’s annual base salary rate shall be not less than $600,000. The Executive’s base salary rate shall be considered for increase annually by the Compensation Committee of the Board, subject to approval by the Compensation, Governance and Executive Committee of BPFH (the “BPFH Compensation Committee”) in accordance with that Committee’s charter. The annual base salary in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives, but not less frequently than monthly.
(b)Executive Management Team Bonus Plan. The Executive shall be eligible to receive cash bonus awards pursuant to the Executive Management Team Bonus Plan established pursuant to the APA.
(c)Management Equity Bonus Plan. The Executive shall be eligible to receive equity awards pursuant to and subject to the terms of the Management Equity Bonus Plan established pursuant to the APA.
(d)Equity Incentive Compensation. The Executive shall be eligible to receive annual long-term equity incentive grants, including stock options, restricted stock or other stock-based awards, as determined in the sole discretion of the Board of Directors of BPFH or pursuant to delegated authority to the BPFH Compensation Committee. Any such equity incentive awards (the “Equity Incentive Compensation”) shall be granted in accordance with the terms of the

Boston Private Financial Holdings, Inc. 2009 Amended and Restated Stock Option and Incentive Plan or any successor plan then in effect and will be evidenced by an award agreement issued under the applicable plan.
(e)Retention Bonus. The Executive shall be eligible for a retention bonus subject to the terms of the Retention Bonus Pool established pursuant to the APA.
(f)Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(g)Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives and key management employees, which shall include, without limitation, plans and arrangements providing benefits which shall be no less favorable than those provided to the senior executives of the Company or the Bank, subject to and on a basis consistent with the terms and conditions of such plans or arrangements. The benefits shall include a flexible benefit that is available to certain senior executives of BPFH and affiliates to provide reimbursements (without tax-related gross-ups) for certain expenses, including without limitation for the preparation of tax returns and for the provision of life insurance, long-term care insurance, and other health and wellness benefits (the “Flexible Executive Benefit”). Notwithstanding anything in the foregoing to the contrary, the maximum annual reimbursement for the Executive under the Flexible Executive Benefit shall be $20,000.
(h)Paid Time Off. The Executive shall be entitled to paid time off pursuant to the same paid time off policy that is generally applicable to senior executives of BPFH, which shall at least initially provide that covered executives may take paid time off in their discretion, subject to policy terms.
4.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(b)Disability. The Company may terminate the Executive’s employment if the Executive has been unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period that has extended for at least 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is sufficiently incapacitated so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so incapacitated, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean:
(i)conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates (including without limitation the Bank) other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iii)any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its affiliates if the Executive were retained in his position;
(iv)continued neglect of his duties hereunder by the Executive (other than by reason of the Executive’s disability, as determined in accordance with Section 4(b)) which has continued for more than thirty (30) days following written notice of such neglect from the Board;
(v)a breach by the Executive of any of the provisions contained in Section 8 of this Agreement which, to the extent curable, has not been cured within thirty (30) days following notice of such violation or breach;
(vi)a material violation by the Executive of the Company’s written employment policies or material breach of this Agreement which, to the extent curable, has not been cured within thirty (30) days following written notice of such violation or breach; or
(vii)failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation;
provided that for purposes of clause (i) or a material violation of employment policies under clause (vi), no act, or failure to act, on Executive’s part shall be considered “Cause” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.
A termination of Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate his employment for Cause, setting forth in reasonable detail the acts and/or omissions of the Executive that it considers to constitute Cause and the provision(s) of this Agreement on which it relies and stating the date, time and place of the Special Board Meeting. The Company may issue a Notice of Termination for Cause by action of the Chairman or by the vote or consensus of the members of the Board other than the Executive (the “Non-CEO Board Members”). The “Special Board Meeting” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause that takes place not less than fourteen (14) and not more than sixty (60) days after the Executive receives the Notice of Termination for Cause. The Executive shall recuse himself from participating as a Board member in the Special Board Meeting. The Executive may be accompanied by and consult with counsel during the Special Board Meeting. The Executive shall be given an opportunity to be heard at the Special Board Meeting. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive engaged in at least some of the acts and/or omissions described in the Notice of Termination for Cause and that such acts and/or omissions constitute Cause. If the Board’s determination of Cause does not rely on all of the acts or omissions set forth in the Notice of Termination for Cause, the Board’s resolution shall indicate which acts and/or omissions it relied upon and which it did not rely upon. Nothing in this Section 4(c) shall prevent Executive from disputing this determination pursuant to the dispute resolution procedure in Section 9, or require the arbitrator to give any deference to any Special Board Meeting resolution.
(d)Termination Without Cause. By vote or consensus of the Non-CEO Board Members, the Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment that does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s prior written consent: (i) the Executive is not elected, appointed or re-elected or re-appointed, as applicable, to the Board (unless such failure is due to any law or governmental regulation prohibiting such appointment or as a result of the Executive’s breach of his obligations under this Agreement); (ii) the Executive is not elected, appointed or re-elected or re-appointed, as applicable, to the HCLT of BPFH (unless such failure is due to any law, governmental regulation or other governmental requirement prohibiting such appointment or as a result of the Executive’s breach of his obligations under this Agreement); (iii) the Executive is not elected, appointed or re-elected or re-appointed, as applicable, to the ELT of the Bank (unless such failure is due to any law, governmental regulation or other governmental requirement prohibiting such appointment or as a result of the Executive’s breach of his obligations under this Agreement); (iv) the assignment to the Executive of any duties inconsistent in any material respect with Section 2 of this Agreement, or any other action by the Company that results in a material diminution in Executive’s position or authority, duties, titles, responsibilities, or reporting relationships to which the Executive is entitled under this Agreement; (v) the Executive no longer reports directly to the Chairman or the Chairman is no longer the Chief Executive Officer of BPFH (provided that, for the avoidance of doubt, any interim Chief Executive Officer of BPFH shall be considered to be the Chief Executive Officer of BPFH for these purposes); (vi) a material diminution in the Executive’s Base Salary below an amount to which the Executive is entitled under this Agreement or the failure to pay any bonus or incentive compensation payment due to the Executive under this Agreement; (vii) the failure to pay to Banyan Partners, LLC any Earn-out Payment due under the APA; (viii) a relocation of the Executive’s Principal Location more than twenty (20) miles from the Executive’s Principal Location on the Closing Date; (ix) the material breach of this Agreement by the Company; or (x) any failure by the Company to require any successor to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required to perform if no succession had taken place (for this purpose, the term “Company” shall include any such successor) (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of the Executive’s responsibilities, authority and/or duties for the Company without a loss of compensation or benefits (to the extent that applicable benefit plans permit) shall not be a Good Reason Condition if it occurs during and only for the period (i) of not more than eight (8) weeks during any bona fide internal investigation or an investigation by regulatory or law enforcement authorities; (ii) of the Executive’s incapacitation to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation (which, if disputed, shall be subject to determination in accordance with the procedures of Section 4(b)); or (iii) beginning upon or after the issuance of a Notice of Termination for Cause to and including a Special Board Meeting. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of the condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)Date of Termination. “Date of Termination” shall mean: (i)  if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b), on the date specified in the Notice of Termination; (iii) if the Executive’s employment is terminated by the Company for

Cause under Section 4(c), the date on which the Board adopts the resolution described in Section 4(c); (iv) if the Executive’s employment is terminated by the Company under Section 4(d), 30 days after the date on which a Notice of Termination is given or any later date specified in the Notice of Termination; (v) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (vi) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement. Further notwithstanding the foregoing, the Company may give the Executive less than 30 days’ notice of a termination under Section 4(d); provided that the Company continues the Base Salary following the termination for the balance of the 30-day period following the date of Notice of Termination and pays the Executive an amount equal to the premium payments that would otherwise have been paid by the Company to insurance providers for employee group plan participation for the Executive for such period.
5.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid base salary, bonuses or incentive compensation that are earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan (together, the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.
(b)Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company either before or after the end of the Term without Cause as provided in Section 4(d), or the Executive terminates employment before or after the end of the Term for Good Reason as provided in Section 4(e), then the Company shall, in addition to the Accrued Benefit, provide the following, subject to the Release Condition being satisfied no later than 60 days after the Date of Termination, as defined below, except that if the Executive’s Date of Termination is during the final 12 months of the Term or after the end of the Term, the Company may elect to waive its rights under Section 8(d)(i) (entitled “Non-Competition”) by written notice to the Executive that sets forth an effective date of said waiver, in which event the Severance Period shall be the greater of (x) 12 months after the Date of Termination or (y) the period of time from the Date of Termination until the effective date of said waiver.
(i)The Company shall pay the Executive severance pay (the “Severance Pay”) consisting of salary continuation at the Executive’s final Base Salary rate effective for the period from the Date of Termination until 24 months after the Date of Termination, except as otherwise provided above (the “Severance Period”). The Company shall pay the Executive the Severance Pay in substantially equal installments in accordance with the Company’s payroll practice over the Severance Period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if the Executive breaches any of the provisions of Section 8 of this Agreement or the Separation Agreement (the “Specified Obligations”), the Company may cease payments of the Severance Pay and payments pursuant to Section 5(b)(iv); provided that if the Company ceases any such payments and the final determination of an arbitrator (or a court if the arbitration decision is challenged) is that the Executive did not breach any of the Specified Obligations or that any such breach was de minimis, the Executive shall recover and be awarded the reasonable legal fees and related expenses that he incurs with respect to the Company’s claim of breach and for the Executive’s recovery of unpaid Severance Pay and payments pursuant to Section 5(b)(iv), in addition to the unpaid Severance Pay and payments pursuant to Section 5(b)(iv).
(ii)The Company shall vest the Executive in any Retention Bonus Pool awards pursuant to Section 3(e) that have not yet been vested;
(iii)The Company shall pay to the Executive in a lump sum a pro rata bonus under the Management Bonus Pool pursuant to Section 3(b) for the year in which the cessation of employment occurs. The Company shall make such payment no later than March 15 of the calendar year following the year in which the cessation of employment occurs;
(iv)Subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Company’s payment obligation shall cease upon the earliest of (i) 18 months following the Date of Termination, (ii) the expiration of the Executive’s rights under COBRA, (iii) the Executive’s eligibility for group medical coverage through other employment, or (iv) the end of the Severance Period. The Executive shall promptly respond fully to any reasonable inquiries related to eligibility for other group medical coverage and shall promptly report to the Company if the Executive becomes eligible for such coverage.
(v)On the date that is 60 days after the Date of Termination, the Executive shall vest with respect to any and all stock options, restricted stock or any stock-based awards held by the Executive as of the Date of Termination in connection with the Retention Bonus Pool (the “Sale Based Equity Awards”). The securities shall be immediately saleable and transferable without restriction other than pursuant to Securities and Exchange Commission Rule 144 and the Company’s or BPFH’s insider trading policies.
(vi)On the date that is 60 days after the Date of Termination, the Executive shall vest with respect to a pro-rated portion of any stock option, restricted stock or other stock-based awards held by the Executive as of the Date of Termination other than those described in Section 5(b)(v), that are subject to service-based vesting (calculated based on the number of days elapsed during the full vesting period through the Date of Termination) (the “Employment Based Equity Awards”). Any termination or forfeiture of such unvested portion of any Employment Based Equity Award that is eligible for acceleration of vesting pursuant to this section that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination (but in no event later than the expiration date thereof) and will only occur to the extent such portion of the Employment Based Equity Award does not vest pursuant to this section. The securities shall be immediately saleable and transferable without restriction other than pursuant to Securities and Exchange Commission Rule 144 and the Company’s or BPFH’s insider trading policies.
(vii)The “Release Condition” means that if the Company tenders a Separation Agreement to the Executive within seven (7) days of the Date of Termination, the Executive has signed and returned the Separation Agreement to the Company no later than twenty-one (21) days after the Company’s tender of the Separation Agreement and the Executive has not revoked his acceptance of the Separation Agreement during the period available for revocation under the Separation Agreement. If the Company fails to tender a Separation Agreement to the Executive within seven (7) days of the Date of Termination or if the Company, BPFH or the Bank fails to execute a Separation Agreement before the expiration of seven (7) days after the Executive has returned a signed Separation Agreement to the Company, the Release Condition shall be deemed to have been satisfied notwithstanding the absence of an effective Separation Agreement. A “Separation Agreement” means an agreement substantially in the form attached hereto as Exhibit A, subject to any modifications that the Company reasonably determines to be necessary for a fully effective release of legal claims due to changes in applicable law following the Closing Date.
6.Additional Limitation.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
(i)If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
(ii)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(b)    For the purposes of this Section 6, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(a)    The determination as to which of the alternative provisions of Section 6(a) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 6(a) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
7.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.Confidential Information, Non-Competition, Non-Solicitation and Cooperation.
(a)Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business, is treated by the Company as confidential, and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, all investment methodologies, investment advisory contracts, fees and fee schedules, commissions, records, data, client and customer lists, agreements, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; software; market or sales information or plans; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

(b)Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and shall not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company, or as required by applicable law, regulation or legal process. For purposes of clarity, nothing in this Section 8(b) shall preclude Executive from being employed by or otherwise perform services for any Person.
(c)Documents, Records, etc; Other Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive shall return to the Company all such materials and property as and when requested by the Company. In any event, the Executive shall return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive shall not retain with the Executive any such material or property or any copies thereof after such termination. The Executive acknowledges and agrees that the investment performance of the accounts managed by the Company (and each predecessor thereto) was attributable to the efforts of the team of professionals of the Company (and each predecessor thereto) and not to the efforts of any single individual or subset of such team of professionals, and that therefore, the performance records of the accounts managed by the Company (and each predecessor thereto) are and shall be the exclusive property of the Company.
(d)Non-Competition and Non-Solicitation.
(i)Non-Competition. During the Non-Competition Period, the Executive shall not:
(A)perform Investment Management Services, or materially assist any Person other than the Company, BPFH or any entity under its direct or indirect control (together, the “Company-Related Parties”) in the performance of any Investment Management Services (which shall include without limitation engaging in the oversight, supervision and/or management of the performance of Investment Management Services); or
(B)make any investment (including for these purposes any investment by the Executive or members of his Immediate Family) of more than one percent (1%), at the time such investment is made, of the outstanding shares or comparable interests in any Person that is or includes (i) a private bank that engages in wealth management for high net worth individuals, (ii) an investment management firm or (iii) a financial planning firm that engages in Investment Management Services.
For the avoidance of doubt, the Executive may perform services for an entity that competes with a Company-Related Party if he does not engage in the activities prohibited by clauses (A) or (B).

Moreover, notwithstanding anything herein to the contrary, Executive shall have the right to right to perform Investment Management Services and otherwise continue servicing and investing any accounts with respect to which Executive is named specifically as a trustee or co-trustee and responsible for managing or directing the management of the trust assets immediately after the Closing Date, without regard to whether such trusts are active or funded as of the Closing Date.  For purposes of clarity and not by way of limitation, Executive’s role as trustee is not impacted or restricted in any way by Section 8(d)(i) or (ii) with respect to those clients and client accounts, even if they are Clients as defined herein.
(ii)Non-Solicitation. During the Non-Solicitation Period, the Executive shall not:
(A)solicit or encourage any Client (as hereinafter defined) or supplier to terminate or otherwise modify adversely its business relationship with the Company;
(B)provide Investment Management Services to:

(I)
any Person that is a Client of the Company (as defined herein, which includes Past Clients, Present Clients and Potential Clients) for whom the Executive provided, directly or indirectly, in whole or in part, Investment Management Services for the Company, or whom the Executive solicited or otherwise had contact with through or on behalf of the Company; or

(II)	any other Person that is a Client of the Company (which includes Past Clients, Present Clients and Potential Clients);
provided, however, that this clause (B) shall not be applicable to Clients of the Company who are also members of the Immediate Family of the Executive; or
(C)employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company), including without limitation for the purpose of diverting, taking away or accepting any funds or investment accounts with respect to which the Company is performing investment management services.
(iii)Definitions. For purposes of this Agreement:
(A)“Client” shall include all Past Clients, Present Clients and Potential Clients of the Company or any other Company-Related Party, subject to the following general rules: (I) with respect to each Client, the term shall also include any Persons which are known to the Executive to be persons who are members of the Immediate Family of such Client; (II) with respect to any Client that is a collective investment vehicle other than an investment company registered under the Investment Company Act of 1940, as amended, the term shall also include any investor or participant in such Client; and (III) with respect to any so-called “managed account programs,” the sponsor of the program in its capacity as a sponsor of managed account programs generally, but not in any other capacity; the underlying participants in such managed account programs (or clients who have selected the Company (or its predecessor) under a contract with the sponsor) shall not be included as Clients. Notwithstanding anything in the foregoing to the contrary, the Clients shall not include those entities whose primary relationship with a Company-Related Party is that of a vendor, such as Fidelity, Charles Schwab or TD Ameritrade.
(B)“Immediate Family” shall mean, with respect to any person, such person’s spouse, parents, grandparents, children, grandchildren and siblings.
(C)“Investment Management Services” shall mean any services provided for remuneration which involve (I) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (II) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (III) acting as an “investment adviser” as defined under the Investment Advisers Act of 1940.
(D)“Non-Competition Period” shall mean the period from the Closing Date until the latest of (I) the end of the Non-Solicitation Period, (II) the date three (3) years after the date of the final Earn-out Payment, as defined in the APA; or (III) the date three (3) years after the date of completion of vesting of shares granted to the Executive under the Retention Bonus Pool, as defined in the APA.
(E)“Non-Solicitation Period” shall mean the period from the Closing Date to the date two (2) years after the date of termination of the Executive’s employment with the Company, regardless of whether such termination is voluntary and regardless of the reason of such termination.
(F)“Past Client” shall mean at any particular time, any Person who at any point within one year prior to such time (I) had been an advisee or investment advisory customer of, or recipient of Investment Management Services from, the Company (or any predecessor thereto) or (II) had been an intermediary between the Company and any such Person, but at such time is not an advisee or investment advisory customer or client of, or recipient of Investment Management Services from, the Company or an intermediary between the Company and any such Person described in clause (I), including, but not limited to, sponsors of so-called “managed account programs.”

(G)“Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.
(H)“Potential Client” shall mean, at any particular time, any Person included on the most recently-compiled list of potential clients as maintained by the Company from time to time up to the termination of the Executive’s employment with the Company, and which has been directly and personally contacted by the Company for business.
(I)“Present Client” shall mean, at any particular time, any Person who is at such time (I) an advisee or investment advisory customer of, or recipient of Investment Management Services from, the Company or (II) an intermediary between the Company and any such Person described in clause (I), including, but not limited to, sponsors of so-called “managed-account programs.”
The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. The Executive and the Company agree that the periods of time applicable to the covenants of this Section 8 are reasonable, in view of the consideration to be received, directly or indirectly, by the Executive under the APA and the nature of the business in which the Company is engaged, the Executive’s knowledge of the business of the Company-Related Parties and the Executive’s relationships with the Clients of any of the Company-Related Parties. However, if such period should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months as is deemed unreasonable, so that this covenant may be enforced during such maximum period of time as is adjudged to be reasonable.
For purposes of clarity, nothing in this Section 8(d) shall preclude the Executive from being employed by any Person and the restrictions that are described in Section 8(d)(i) and Section 8(d)(ii) apply only to activities engaged in by the Executive.
(e)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(f)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company, BPFH or the Bank in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company, BPFH or the Bank that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, BPFH or the Bank at mutually convenient times. During the Executive’s employment, the Executive also shall reasonably cooperate with the Company, BPFH or the Bank in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f). In addition, for any period in which the Executive is not employed and is not receiving the Severance Pay, the Company shall pay the Executive for his services pursuant to this Section at the rate of $300 per hour; provided that the Company shall not pay the Executive for any time spent testifying or for any related waiting time.
(g)Intellectual Property. While employed by the Company and when the Executive ceases to be employed by the Company for any reason, the Executive promptly and fully shall disclose in writing to the Company and hold in trust for the sole right and benefit of the Company, all ideas, plans, designs, methods, scripts, concepts, recordings, techniques, discoveries, inventions, developments, improvements, trade secrets, advertising and promotional materials, computer systems, programs, software, source codes, and object codes, specifications, and other proprietary data, records, knowledge, and information that the Executive solely or jointly knows, creates, conceives, develops, or reduces to practice while employed by the Company, if and to the extent they are related to the business of the Company (collectively, “Intellectual Property”), whether or not patentable or capable of copyright or trademark registration, and whether or not created, conceived, developed, or reduced to practice during normal working hours, at the request of the Company, or before or after the execution date of this Agreement. By executing this Agreement, the Executive assigns and transfers unconditionally all of the Executive’s right, title, and interest in and to all Intellectual Property to the Company. While employed by the Company and at all times thereafter, the Executive shall do all things, and execute all documents, including applications for patents, copyrights, and trademarks, and for renewals, extensions, and divisions thereof, that the Company may request to create, enforce, or evidence the Company’s rights to any Intellectual Property. If the Company is unable for any reason whatsoever to obtain the Executive’s signature or assistance, the Executive irrevocably appoints the Company, and each of its officers, as the Executive’s agent and attorney-in-fact, with full power of substitution, to sign, execute, and file in the name and behalf of Employee any document required to prosecute or apply for any foreign or United States patent, copyright, trademark, or other proprietary protection, including renewals, extensions, and divisions, and to do all other lawful acts to further the issuance or prosecution of a patent, copyright, trademark, or other proprietary protection, all with the same legal force and effect as if done or executed by the Executive.
(h)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the

Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(i)Other Remedies. The Executive further acknowledges that if the Executive breaches any obligations under this Agreement, the Company may exercise the right of set-off against any amounts due to the Executive by the Company under this Agreement or otherwise. In addition, should the Executive engage in any activities prohibited by this Agreement, the Executive shall pay over to the Company all compensation received in connection with such activities. Such payment shall not impair any other rights or remedies of the Company or affect the obligations or liabilities of the Executive under this Agreement or applicable law.
9.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Palm Beach Garden, Florida, in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.
10.Indemnification
(a)During the period of the Executive’s employment and thereafter, the Company agrees to indemnify and hold harmless Executive from and against any and all actions, suits, proceedings (whether civil, criminal, investigative or administrative), claims, damages, losses and liabilities, including legal fees and expenses, judgments, fines, penalties, or amounts paid in settlement, reasonably incurred or suffered by the Executive, arising out of or relating to, or resulting from any acts or omissions connected to, the Executive’s performance of his duties hereunder or employment with the Company to the fullest extent permitted by Delaware law. Without limiting the generality of the foregoing or the Executive’s rights under Section 5(b)(i) above, in the event it shall be necessary for Executive to bring legal action to enforce any of his rights under Section 3 (entitled “Compensation and Related Matters”), Section 5 (entitled “Compensation Upon Termination”) or this Section 10 (entitled “Indemnification”) of this Agreement concerning an alleged or actual breach of the Company’s obligations thereunder, if he is successful in such action, the Company shall, at Executive option, either pay or reimburse him for his legal fees and other expenses incurred in connection therewith. For the avoidance of doubt, the Executive shall not be entitled to an Advance (as defined below) of legal fees and related expenses with respect to any such claim.
(b)The right to indemnification conferred by this Agreement shall include the right to be paid by the Company the expenses (including reasonable attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “Advance”); provided that an Advance shall be made only upon delivery to the Company of an agreement, by or on behalf of the Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Agreement or otherwise. The right to indemnification and to the Advance shall be contract rights and such rights shall continue after the termination of this Agreement and shall inure to the benefit of his heirs, executors and administrators.
(c)The Company shall pay claims for indemnification within sixty (60) days after a written claim has been received by the Company and claims for an Advance within sixty (60) days. If the Company wrongfully withholds payment of a claim for indemnification or an Advance and the Executive elects to bring an action to collect such amount (an “Action”) and the Executive prevails in whole or in part in the Action, the Executive shall be entitled to also be paid the expenses of prosecuting or defending the Action. In any Action brought by the Executive to enforce a right to indemnification hereunder (but not in action brought by the Executive to enforce a right to an Advance) it shall be a defense that (i) the Executive acted in bad faith for a purpose which he did not reasonably believe to be in the best interest of the Company or the Company’s businesses or (ii) the Executive was not entitled to be indemnified pursuant to the terms of this Section 10.
(d)The termination of any proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that the Executive acted in bad faith for a purpose he did not reasonably believe to be in the best interest of the Company or the Company’s businesses or that the Executive was not entitled to be indemnified or to an Advance pursuant to the terms of this Agreement. To the extent that the Executive has been successful on the merits or otherwise in a defense of any proceeding, or in the defense of any claim, issue or matter therein, he shall be indemnified against all expenses (including attorneys’ fees and costs) actually and reasonably incurred in connection therewith.
(e)The Company shall at all times during the Executive’s employment with the Company, and for no less than six (6) years after the Executive’s employment with the Company ends, maintain in effect directors’ and officers’ liability insurance covering the Executive, among others, for acts or omissions occurring at any time that the Executive is or was an officer or director of the Company on terms with respect to such coverage and amounts sufficient to indemnify the Executive as described above and no less favorable in any material respect than is provided to the other directors and officers covered thereby.
11.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby agree that the state and federal courts of the State of Florida shall have exclusive jurisdiction of such dispute. Accordingly, with respect to any such court action, the Executive submits to the personal jurisdiction of such courts.
12.Integration. This Agreement, any other noncompetition, non-solicitation, confidentiality, assignment of inventions, or other restrictive covenant agreement the Executive has with or obligations the Executive has to the Company and any plans and agreements governing the Executive’s equity rights in the Company, if any, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter, provided that this Section 12 shall not preclude the Executive from participating in any retention bonus and/or other bonus arrangements for which the Executive is an eligible participant.
13.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
14.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
15.Assignment, Successors, Assigns and Guarantee. The Executive may not assign this Agreement or all or any part of the Executive’s rights or obligations hereunder to any third party. The Company may assign this Agreement and/or its rights hereunder (including, without limitation, its rights provided under Section 8) without further consent of the Executive to any affiliate of BPFH. The Company may also assign this Agreement and/or its rights hereunder without further consent of the Executive in the event that BPFH or any affiliate shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer in any manner (including, but not limited to, by merger, acquisition, asset sale and/or public offering) all or substantially all of the properties, assets, stock or equity interests of BPFH or any affiliate to any other person, corporation, partnership, organization or other entity. The Executive hereby consents to any such assignment and further acknowledges and agrees that no further consent by the Employee is necessary to make any such assignment. The Executive further acknowledges that the Executive’s obligations and covenants under this Agreement and the rights of the Company are for the benefit of, and protect the business interests of the Company and its respective successors and assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement. The Bank guarantees the obligations of the Company to the Executive under this

Agreement and shall make any payments to Executive due hereunder that are not made by the Company.
16.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
18.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
19.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, with a copy to Michael A. Gillen, Duane Morris LLP, 30 South 17th Street, Philadelphia, PA, 19103-4196, and in the case of the Company, at its main offices, attention of the Board, with a copy to the Bank, at its main offices, attention of the Bank’s Chief Executive Officer.
20.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
21.Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of Florida without giving effect to the conflict of laws principles of Florida, except that Section 10 shall be governed by the laws of Delaware, without giving effect to the conflict of laws principles of Delaware law.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BP WEALTH MANAGEMENT LLC

By:	/s/ MARGARET W. CHAMBERS
	Margaret W. Chambers	Date
Authorized Signatory

BOSTON PRIVATE BANK & TRUST COMPANY

By:	/s/ ANNE L. RANDALL
	Anne L. Randall	Date
Chief Financial and Administrative Officer

By:	/s/ PETER J. RAIMONDI
	Peter J. Raimondi	Date

FINAL VERSION - RAIMONDI AGREEMENT

EXHIBIT A
SEPARATION AGREEMENT
This is the Separation Agreement (the “Agreement”) as defined in Section 5(b)(vii) of the Employment Agreement between BP Wealth Management LLC (the “Company”) and Peter Raimondi (the “Executive”), dated as of [DATE] (the “Employment Agreement”). The Executive’s execution and non-revocation of this Agreement is a condition of certain payments to the Executive and other terms pursuant to Section 5(b) of the Employment Agreement; provided that the Company, Boston Private Financial Holdings, Inc. (“BPFH”) and Boston Private Bank & Trust Company (the “Bank”) also execute this Agreement.
1.Release of Claims. The Executive voluntarily releases and forever discharges the Company, its affiliated and related entities (including without limitation BPFH and the Bank), their predecessors, successors and assigns, their employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, members, shareholders, employees, attorneys, accountants and agents of any and all of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, claims to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:

•	relating to the Executive’s employment by the LLC and the termination of such employment;

•	of wrongful discharge;

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the Florida Civil Rights Act);

•	under any other federal, state or city statute or regulation;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive cmpensation, paid time off or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect the Executive’s rights (i) under any Section 401(k) plan, (ii) under the Asset Purchase Agreement (“APA”) by and among the Bank, the Company and Banyan Partners, LLC dated as of [DATE], 2014, (iii) to indemnification, advancement and/or directors and officers insurance coverage, (iv) under any equity awards pursuant to the Employment Agreement, or (v) under the Employment Agreement.

1

The Executive agrees that he shall not seek or accept damages of any nature, other equitable or legal remedies for his own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. He further represents that he has not assigned to any third party and he has not filed with any agency or court any Claim released by this Agreement.
2.The Company’s Release of Claims. The Company, BPFH and the Bank, on behalf of themselves, and their affiliates, voluntarily release and forever discharge the Executive generally from all Claims that, as of the date when they sign this Agreement, they (all and singularly) have, ever had, claim to have or ever claimed to have had against the Executive, including, without limitation, all Claims relating to the Executive’s employment by and termination of employment with the Company; provided that they do not release the Executive from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense (“Excepted Claim”). If any Releasee hereafter initiates any form of litigation against the Executive based on any Claim (other than an Excepted Claim) that arose before the Company signed this Agreement, the Executive’s release of that Releasee pursuant to the preceding section shall be of no further force or effect; provided that this shall not affect the Executive’s release of other Releasees.
3.Ongoing Obligations. The parties acknowledge that their post-employment obligations to each other under the Employment Agreement shall continue in effect, including without limitation the Executive’s obligations under Section 8 and the Company’s obligations under Section 10 of the Employment Agreement.
4.Non-Disparagement. The Executive agrees not to make any disparaging statements concerning (i) the Company or any of its affiliates, including without limitation BPFH and the Bank, (ii) the services provided by any of the foregoing or (iii) any current or former officers, directors or employees of any of the foregoing. The Company, BPFH and the Bank shall direct all members of their respective Boards of Directors and all of their respective employees holding positions at or above the level of Senior Vice President (“SVP”) not to make any disparaging statements concerning the Executive. The scope of persons to receive such directions may be reduced at the option of the Executive if the Executive so requests in writing before such directions are issued. These non-disparagement obligations shall not apply to any person’s statements as a witness in a legal proceeding or as otherwise required by law.
5.No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.
6.Right to Consider and Revoke Agreement. The Executive acknowledges that he has been given the opportunity to consider this Agreement for a period ending twenty-one (21) days after the date when it was proposed to him. In the event that the Executive executed this Agreement within less than twenty-one (21) days after such date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement until the end of the twenty-one (21) day period. To accept this Agreement, the Executive shall deliver a signed Agreement to the Company within such twenty-one (21) day period. The Company may specify a designated recipient for the Agreement by written notice to the Employee. For a period of seven (7) days from the date when the Executive executes this Agreement (the “Revocation Period”), the Executive shall retain the right to revoke this Agreement by written

2

notice that is received by the Company (or other recipient designated by written notice) on or before the last day of the Revocation Period. This Agreement shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).
7.Other Terms.
(a)Legal Representation; Review of Release. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.
(b)Binding Nature of Release. This Agreement shall be binding upon the parties and their heirs, administrators, representatives, and successors.
(c)Amendment. This Agreement may be amended only upon a written agreement executed by both parties.
(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)Governing Law and Interpretation. This Agreement shall be deemed to be made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without giving effect to the conflict of laws provisions of Florida law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or the Executive.

[The remainder of this page is intentionally blank]

3

(f)Entire Agreement; Absence of Reliance. Each party acknowledges that he or it is not relying on any promises or representations by the other party or his or its agents, representatives or attorneys regarding any subject matter addressed in this Agreement.
So agreed.

	Peter J. Raimondi	Date

BP WEALTH MANAGEMENT LLC

By:
	Name:	Date
Title:

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
	Name:	Date
Title:

BOSTON PRIVATE BANK & TRUST COMPANY

By:
	Name:	Date
Title:

4